Exhibit 4.39

Business Operation Agreement

THIS BUSINESS OPERATION AGREEMENT (“this Agreement”) is entered into by and among the parties below (“the Parties”) in Beijing, China on November 4, 2011.

Party A: Beijing Perfect World Software Co., Ltd.

Address: 306#, No. 86 Beiyuan Road, Chaoyang District, Beijing

Party B: Tianjin Trendsters Investment Co., Ltd.

Address: Room 211-2, IT Park, No. 1 Gonghua Road, Huayuan Industrial District, Tianjing

Party C: Qing Li

ID No.: 13282119740504051X

Party D: Qi Zhu

ID No.: 110101197208063019

WHEREAS:

1. Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China (hereinafter referred to as “China”);

2. Party B is a limited liability company incorporated and registered under Chinese laws, which is engaged in Internet-based information services;

3. Party A and Party B have established the business relationship by signing the Exclusive Technology Consulting and Service Agreement and other agreements. Under these agreements, Party B shall make payments to Party A. Thus, Party B’s daily business activities will have a material influence on its ability of making payments to Party A; and

4. Party C and Party D are the stockholders of Party B (hereinafter referred to “Party B’s Shareholders”). Each of Party C and Party D holds 50% equity interests in Party B respectively.

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1. Prohibitions

In order to ensure that Party B performs the agreements signed with Party A as well as the obligations towards Party A, Party B’s Shareholders hereby acknowledge and agree that without the prior written consent of Party A or other party as designated by Party A, Party B will not be engaged in any transaction as may substantially influence its assets, business, personnel, obligations, rights or operations as confirmed by Party A, including, but not limited to, the following:

1.1 Engage in any activity beyond its normal business scope;

1.2 Get a single loan of over RMB 500,000 from any third party or assume any debt of over RMB 500,000;

1.3 Change or dismiss any of its directors or remove and replace any of its officers;

1.4 Sell or acquire assets or rights to or from any third party, including, but not limited to, any intellectual property rights;

1.5 Provide a guarantee for any third party through its assets or intellectual property rights or any other form of guarantee or set any encumbrance on its assets;

1.6 Amend its articles of association or change its business scope;

1.7 Change its normal business procedures or amend any of its important rules and regulations; or

1.8 Transfer its rights and obligations under this Agreement to any third party.

2. Operations, Management and Personnel Arrangement

2.1 Party B and Party B’s Shareholders hereby agree to accept and comply with the advices raised by Party A from time to time regarding Party B’s employment and dismissal of employees, daily operations, management and financial management system.

2.2 Party B and Party B’s Shareholders hereby agree that Party B’s Shareholders will elect the nominees designated by Party A as Party B’s directors in accordance with the procedures specified by laws, regulations and articles of association, and assure that such directors will elect the nominee recommended by Party A as Party B’s chairman of the board and appoint the personnel nominated by Party A as Party B’s general manager, chief financial officer and other officers.

2.3 Where any of the above directors or officers designated by Party A no longer serves Party A (whether he/she resigns or is dismissed by Party A), he/she will be bereft of the qualification of any position at Party B. In this case, Party B’ Shareholders will elect another person designated by Party A to fill this vacancy.

2.4 For the purpose of Article 2.3 hereof, Party B’s Shareholders will take any and all necessary internal and external procedures to fulfill the foregoing dismissal and employment in accordance with laws, articles of association and this Agreement.

2.5 Party B’s Shareholders hereby agree to sign the power of attorney in Exhibit 1 attached hereto while this Agreement is signed. According to this power of attorney, Party B’s Shareholders will irrevocably authorize Party A’s designee to exercise their shareholder’s rights and also to exercise all voting rights of Party B’s Shareholders at Party B’s shareholders’ general meetings. Party B’s Shareholders further agree to replace the authorized person in the power of attorney hereof upon request by Party A from time to time.

3. Other Provisions

3.1 Upon termination or expiry of any agreement between Party A and Party B, Party A shall be entitled to decide whether or not to terminate all other agreements between them, including, without limitation, Exclusive Technology Consulting and Service Agreement.

3.2 Considering that Party A and Party B have established a business relationship by signing the Exclusive Technology Consulting and Service Agreement and other agreements, Party B’s daily business activities will have a material influence on its ability of making payments to Party A. Party B’s Shareholders agree that to the extent permitted by Chinese policies as well as relevant laws and regulations, all dividends or other earnings or interests (in whatsoever forms) obtained by them from Party B in the capacity of Party B’s shareholders shall be forthwith paid or transferred, when realized, to Party A without any additional conditions.

4. Entirety and Amendments

4.1 This Agreement, along with all agreements and/or documents stated or contemplated herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, understandings and communications among the Parties with respect to the subject matter hereof, whether oral or written.

4.2 This Agreement may be amended by a written instrument signed by the Parties. All amendments and supplements to this Agreement duly signed by the Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

5. Applicable Law

The execution, validity, performance and interpretation of and settlement of disputes in connection with this Agreement shall be governed and construed by the Chinese laws.

6. Settlement of Disputes

6.1 Any dispute arising in connection with the interpretation and performance of the provisions under this Agreement shall be settled by the Parties in good faith and through amicable negotiations. In case no settlement can be reached, either party may submit such dispute to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The seat of arbitration shall be Beijing and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

6.2 Except for the matters involved in a dispute, the Parties shall continue to perform their respective obligations under this Agreement in good faith.

7. Effectiveness, Term and Miscellaneous

7.1 Party A’s written consent, advice and designation and other decisions having a significant impact upon Party B’s daily operations under this Agreement shall be subject to the Board of Directors of Party A.

7.2 This Agreement shall be signed by the Parties as of the date first above written. This Agreement shall come into force since the signing day until August 21, 2026.

7.3 Within the valid term of this Agreement, Party B and Party B’s Shareholders shall not terminate this Agreement prematurely. Party A is entitled to terminate this Agreement at any time by giving a written notice 30 days in advance to Party B and Party B’s Shareholders.

7.4 Should any provision of this Agreement be held illegal or unenforceable by applicable law, such provision shall be deemed deleted from this Agreement and become invalid, but all other provisions of this Agreement shall remain in full force and effect. It shall be deemed that such deleted provision is not incorporated herein from the very beginning. The Parties shall negotiate to replace such deleted provision with a legal and valid provision accepted by the Parties.

No failure on the part of either party in exercising any right, power or privilege under this Agreement shall be treated as a waiver thereof, nor does any single or partial exercise preclude the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, all the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and the year first above written.

(Signature page with no text)

Party A: Beijing Perfect World Software Co., Ltd. (seal)

Authorized Representative: /s/ [Authorized Signatory]

Party B: Tianjin Trendsters Investment Co., Ltd. (seal)

Authorized Representative (signature): /s/ [Authorized Signatory]

Party C: Qing Li

/s/ Qing Li

Party D: Qi Zhu

/s/ Qi Zhu